Exhibit 99

Granite Broadcasting Corporation Agrees to Sell $405 Million of 9-3/4% Senior Secured Notes Due 2010; Commences Cash Tender Offer of 8-7/8% Senior Subordinated Notes Due May 15, 2008

NEW YORK, December 9, 2003 — Granite Broadcasting Corporation (Nasdaq: GBTVK) announced today that it has agreed to sell $405 million of its 9-3/4% senior secured notes due 2010 in a private placement. The offering is expected to close on December 22, 2003.

In addition, Granite announced that it is commencing (i) a cash tender offer with respect to all of its $62.6 million aggregate principal amount of 8-7/8% Senior Subordinated Notes due May 15, 2008 at a price of 97% of principal amount plus accrued and unpaid interest and (ii) a consent solicitation pursuant to which it will pay 3% of the principal amount of the Notes as a consent payment. The offer to purchase will expire at 5:00 p.m., New York City time, on Thursday, January 8, 2004, unless extended or earlier terminated. The consent solicitation is expected to expire at 5:00 p.m., New York City time, on December 19, 2003. Noteholders are being asked to agree to certain amendments to the indenture governing the 8-7/8% Notes, including the elimination of a number of covenants.

The tender offer and consent solicitation is conditioned upon, among other things, the tender and consent of the holders of a majority in aggregate principal amount of the 8-7/8% Notes. Any of the 8-7/8% Notes not tendered would remain outstanding and would not have the benefits of the covenants contained in the 8-7/8% indenture, which would be eliminated. Holders wishing to tender their notes should follow the procedures described in the offer to purchase and the letter of transmittal that Granite will furnish to holders of the notes.

This announcement does not constitute an offer with respect to any securities. The offer will be subject to the terms and conditions set forth in the offer to purchase and the letter of transmittal.

The senior secured notes have not been registered under the Securities Act of 1933 or any state securities laws and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward- looking statements.

Granite Broadcasting Corporation (Nasdaq: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB). The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin. The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York. The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.

Contact: Ellen McClain of Granite Broadcasting Corporation, +1-212-826-2530